Item 77M - Scudder Cash Investments Trust

Registrant incorporates by reference its Registration Statement on Form N-14 its Proxy Statement dated August 2, 2005, filed on July
29, 2005 (Accession No. 0001193125-05-152962).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the Scudder Cash Reserves
Fund was held on September 2, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder Cash Reserves Fund to Scudder Cash Investment Trust, in exchange for shares of Scudder Cash Investment Trust and the assumption by Scudder Cash Investment Trust of all of the liabilities of Scudder Cash Reserves Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Cash Reserves Fund in complete liquidation of Scudder Cash Reserves Fund.

Affirmative 		Against 	Abstain
135,507,503.522		2,787,417.874	2,878,310.710
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